Exhibit 99.1

Brooks Automation Reports Results of Fiscal First Quarter of 2018, Ended December 31, 2017

CHELMSFORD, Mass., February 1, 2018 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today reported financial results for the first quarter of 2018, ended December 31, 2017.

Fiscal First Quarter of 2018 Financial and Operational Highlights:

•	Revenue was $189 million, 4% higher compared to 2017 Q4 and 18% higher compared to 2017 Q1;
•	Life Sciences segment revenue was $47 million, 8% higher compared to 2017 Q4 and 42% higher compared to 2017 Q1;
•	Semiconductor Solutions Group segment revenue was $142 million, 3% higher compared to 2017 Q4 and 12% higher compared to 2017 Q1;
•	GAAP Net Income was $16 million with diluted EPS of $0.23;
•	Non-GAAP Net Income was $23 million with diluted EPS of $0.32; and
•	Cash flow from operations was $3 million.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands, except per share data	2017	2017	2016
GAAP net income	$16,486	$17,386	$13,871
GAAP diluted earnings per share	$0.23	$0.25	$0.20

Non-GAAP net income	$22,503	$24,522	$17,301
Non-GAAP diluted earnings per share	$0.32	$0.35	$0.25

A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments

“The results in the first quarter of our 2018 fiscal year continue to demonstrate the momentum we have in two very strong markets,” commented Steve Schwartz, CEO of Brooks Automation.  “Our Semiconductor Solutions Group delivered at the high end of our expectations in both revenue and gross margin, producing 19% margin at the segment operating income line.  And the Life Sciences segment provided another quarter of exceptional year-over-year revenue growth of 42%, including 22% organic growth plus the benefits of our recent strategic acquisitions.  Even amid the strong semiconductor business results, Life Sciences has now grown to be 25% of total revenue.”

GAAP Summary

Revenue for the first quarter of fiscal 2018 increased 4% to $189 million compared to the fourth quarter of fiscal 2017. The growth was driven by an 8% increase in the Brooks Life Sciences segment and a 3% increase in the Brooks Semiconductor Solutions Group segment. Gross margin was 39.7%, down 120 basis points from the fourth quarter of fiscal 2017.  Operating expenses of $54 million decreased 5%, or $3 million, from the previous quarter due to lower SG&A primarily driven by less variable compensation and M&A expenses.  There were no restructuring costs in the first quarter, as compared to $0.6 million of restructuring charges in the fourth quarter.  Income tax expense totaled $3 million, which is $0.6 million higher than the fourth quarter and included $0.7 million of a tax benefit related to the impact of the Tax Cuts and Jobs Act (“Tax Reform”).  GAAP net income in the quarter was $16 million and diluted earnings per share was $0.23.

The amortization of intangible assets, restructuring charges, impact of purchase price accounting adjustments, charges related to M&A and special charges are appropriately included in the GAAP summary of earnings discussed above. The impact on earnings of such non-GAAP adjustments is referenced in the unaudited table included within this press release.

In the following analysis of the non-GAAP results, Brooks adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, purchase price accounting adjustments and charges related to M&A to provide investors better perspective on the results of operations, which the Company believes is more comparable to the similar analysis provided by its peers. Brooks also excludes special charges or gains, such as impairment losses, gains or losses from the sale of assets, as well as other gains and charges that are assessed to not be representative of the normal operations of the business. Brooks currently includes a valuation allowance reserve against U.S. deferred tax assets in its GAAP results. In assessing the appropriate tax rate for the non-GAAP results, the Company evaluated the adjustments discussed above and concluded it was appropriate to maintain the valuation allowance reserve in deriving the non-GAAP tax rate.  Tax Reform may affect the need for the valuation allowance, which remains under review at this time.

Results of Q1 Fiscal 2018 (Non-GAAP Discussion)

Non-GAAP net income was $23 million in the first quarter, resulting in non-GAAP earnings per share of $0.32. This compares to non-GAAP net income of $25 million and non-GAAP earnings per share of $0.35 in the fourth quarter of fiscal 2017, and non-GAAP net income of $17 million and non-GAAP earnings per share of $0.25 in the first quarter of fiscal 2017.  The Company reported a 9% expansion of non-GAAP operating income on 4% revenue growth, compared to the fourth quarter.  Higher non-operating expenses offset the progress in operating income.  The introduction of interest expense on debt, increased foreign exchange losses, and a higher income tax rate drove a lower net income result compared to the fourth quarter.

As noted above, revenue for the first fiscal quarter of 2018 was $189 million, up 4% compared to the fourth fiscal quarter of 2017. The Life Sciences segment revenue grew $3.5 million, or 8%, sequentially to $47 million including the impact of 4titude Ltd., acquired on October 5, 2017.  The Life Sciences segment revenue increased 42% year-over-year in total and 22% on an organic basis.   The Semiconductor Solutions segment revenue was higher in the first quarter compared to the fourth quarter by $4 million, or 3%, at $142 million.

Adjusted gross margin, which excludes amortization, purchase accounting impacts and special charges, was 40.8% in the first quarter, down 50 basis points from the prior quarter.  The Semiconductor Solutions segment non-GAAP adjusted gross margin was 42.3% in the first quarter, which was flat with last quarter’s results and 590 basis points higher than the first fiscal quarter of 2017.   The Life Sciences segment non-GAAP adjusted gross margin was 36.5% in the first quarter, 170 basis points lower compared to the fourth quarter and 80 basis points higher than the first fiscal quarter of 2017.  Sequentially, the Life Sciences segment reported 160 basis points higher gross margins in the core systems business, which was offset by lower margins in storage services driven by a high mix of genomic services.  In summary, the total non-GAAP adjusted gross profit increased by $2 million compared to the prior quarter, driven by an $7 million revenue increase across the segments, stable gross margins in Semiconductor Solutions Group and lower gross margins in the Life Sciences segment.

Bookings for the Semiconductor Solutions segment in the first quarter totaled $166 million, compared to $142 million in the fourth quarter.  The Life Sciences segment booked a total of $59 million of new contract value in the first quarter, compared to $35 million in the fourth quarter.

Non-GAAP operating expense of $49 million was flat compared to the prior quarter.  Variable compensation expenses declined $2.1 million while the Life Sciences segment saw other SG&A spending increase primarily due to the acquisition of 4titude and additional hiring.

Adjusted income from operations in the first quarter was $28 million, increasing 9% compared to the fourth quarter and 52% compared to the first fiscal quarter of 2017.  The primary driver of growth was the Semiconductor Solutions segment, which recorded $27 million in non-GAAP operating profit, which was 19.0% of revenue.  This result in Semiconductor Solutions was $3 million higher operating income and 170 basis points improvement of operating margins, compared to the fourth quarter.  The Life Sciences segment reported non-GAAP operating profit of $1.4 million, which was 2.9% of revenue.  This Life Science result was $1.0 million lower compared to the fourth quarter.

Non-Operating expenses included net interest expense of $2.0 million for the quarter driven by the establishment of a debt instrument on October 4, 2017.  The Company also incurred $1.7 million of other non-operating expenses compared to an income of $0.2 million in the fourth quarter.  The primary driver of this expense was foreign exchange losses of $2.0 million in the first quarter compared to $0.6 million of losses in the fourth quarter.  Joint venture earnings provided $2.2 million of income net of tax in the first quarter, which was $0.1 million higher than the fourth quarter.

The Company’s non-GAAP tax rate in the quarter was 15%, compared to 13% in the fourth quarter.  The tax provision in the first quarter was $4 million, which increased $0.6 million compared to the fourth quarter.

Cash flow from operations was $3 million in the first quarter bringing the total of cash, cash equivalents, and marketable securities to $232 million as of December 31, 2017 compared to $104 million at the end of the fourth quarter.  Impacting cash on the balance sheet was the Company’s acquisition of 4titude, Ltd. for $65 million net of cash acquired, which closed on October 5, 2017.  This was more than offset by $198 million in proceeds from the Company’s term loan credit facility initiated on October 4, 2017.

Quarterly Cash Dividend

The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on March 23, 2018 to stockholders of record on March 2, 2018. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for Fiscal Second Quarter 2018

The Company announced revenue and earnings guidance for the second quarter of fiscal 2018. Revenue is expected to be in the range of $195 million to $205 million and non-GAAP diluted earnings per share is expected to be in the range of $0.33 to $0.41.  GAAP diluted earnings per share for the second quarter is expected to be in the range of $0.24 to $0.32, reflecting the impact of amortization, purchase price accounting and anticipated restructuring charges.

Conference Call

Brooks management will webcast its first quarter earnings conference call today at 5:00 p.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-920-5541 (US & Canada only) or 312-281-1210 to listen to the live webcast.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments.  Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market as a provider of precision automation and cryogenic vacuum solutions.  Since 2011, Brooks has applied its automation and cryogenics expertise to meet the sample storage needs of customers in the life sciences industry.  Brooks' life sciences offerings include a broad range of products and services for on-site infrastructure for sample management in temperatures of ‑20°C to -150°C, as well as comprehensive outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include, but are not limited to statements about our revenue and earnings expectations, our ability to increase our profitability, our ability to improve or retain our market position, and our ability to deliver financial success in the future. Factors that could cause results to differ from our expectations include the following:  the volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

CONTACTS:
Sherry Dinsmore

Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com

John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com

BROOKS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2017	2016
Revenue
Products	$142,184	$122,114
Services	47,144	37,841
Total revenue	189,328	159,955
Cost of revenue
Products	84,177	75,679
Services	29,936	27,333
Total cost of revenue	114,113	103,012
Gross profit	75,215	56,943
Operating expenses
Research and development	13,200	10,845
Selling, general and administrative	41,175	31,962
Restructuring charges	—	975
Total operating expenses	54,375	43,782
Operating income	20,840	13,161
Interest income	149	68
Interest expense	(2,181)	(96)
Gain on settlement of equity method investment	—	1,847
Other expenses, net	(1,652)	(251)
Income before income taxes and equity in earnings of equity method investments	17,156	14,729
Income tax provision	2,850	2,800
Income before equity in earnings of equity method investments	14,306	11,929
Equity in earnings of equity method investments	2,180	1,942
Net income	$16,486	$13,871
Basic net income per share	$0.23	$0.20
Diluted net income per share	0.23	0.20
Dividend declared per share	0.10	0.10

Weighted average shares outstanding used in computing net income per share:
Basic	70,183	69,181
Diluted	70,864	69,870

BROOKS AUTOMATION, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	December 31,	September 30,
	2017	2017
Assets
Current assets
Cash and cash equivalents	$202,339	$101,622
Marketable securities	15,658	28
Accounts receivable, net	139,047	120,828
Inventories	115,033	106,395
Prepaid expenses and other current assets	24,782	23,138
Total current assets	496,859	352,011
Property, plant and equipment, net	60,294	58,462
Long-term marketable securities	13,885	2,642
Long-term deferred tax assets	1,642	1,692
Goodwill	272,724	233,638
Intangible assets, net	105,757	83,520
Equity method investment	30,925	28,593
Other assets	5,591	6,070
Total assets	$987,677	$766,628
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long term debt	$1,993	$—
Accounts payable	54,242	49,100
Deferred revenue	25,701	24,292
Accrued warranty and retrofit costs	8,218	8,054
Accrued compensation and benefits	16,027	27,065
Accrued restructuring costs	1,127	1,708
Accrued income taxes payable	15,120	11,417
Accrued expenses and other current liabilities	26,977	25,142
Total current liabilities	149,405	146,778
Long-term debt	195,276	—
Long-term tax reserves	1,412	1,687
Long-term deferred tax liabilities	8,290	3,748
Long-term pension liabilities	1,995	1,979
Other long-term liabilities	5,295	4,792
Total liabilities	361,673	158,984
Stockholders' Equity
Preferred stock, $0.01 par value- 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value- 125,000,000 shares authorized, 83,891,452 shares issued and 70,429,583 shares outstanding at December 31, 2017, 83,294,848 shares issued and 69,832,979 shares outstanding at September 30, 2017	839	833
Additional paid-in capital	1,879,721	1,874,918
Accumulated other comprehensive income	19,335	15,213
Treasury stock at cost - 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,072,935)	(1,082,364)
Total stockholders' equity	626,004	607,644
Total liabilities and stockholders' equity	$987,677	$766,628

BROOKS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three Months Ended
	December 31,
	2017	2016
Cash flows from operating activities
Net income	$16,486	$13,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,521	6,752
Gain on settlement of equity method investment	—	(1,847)
Stock-based compensation	4,809	2,498
Amortization of premium on marketable securities and deferred financing costs	122	79
Earnings of equity method investments	(2,180)	(1,942)
Deferred income tax benefit	(689)	(421)
Other gains on disposals of assets	—	(109)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(16,157)	(11,137)
Inventories	(5,518)	(2,930)
Prepaid expenses and other current assets	3,285	(3,516)
Accounts payable	4,449	13,040
Deferred revenue	1,376	10,737
Accrued warranty and retrofit costs	87	(4)
Accrued compensation and tax withholdings	(11,145)	(6,884)
Accrued restructuring costs	(592)	(2,538)
Accrued expenses and other current liabilities	362	3,061
Net cash provided by operating activities	3,216	18,710
Cash flows from investing activities
Purchases of property, plant and equipment	(2,700)	(3,768)
Purchases of marketable securities	(26,875)	—
Sales and maturities of marketable securities	100	—
Acquisitions, net of cash acquired	(65,074)	(5,346)
Purchases of other investments	—	(170)
Proceeds from sales of property, plant and equipment	200	—
Net cash used in investing activities	(94,349)	(9,284)
Cash flows from financing activities
Proceeds from term loan	197,554	—
Payment of deferred financing costs	(318)	(27)
Common stock dividends paid	(7,057)	(6,966)
Net cash provided by (used in) financing activities	190,179	(6,993)
Effects of exchange rate changes on cash and cash equivalents	1,671	(4,574)
Net increase (decrease) in cash and cash equivalents	100,717	(2,141)
Cash and cash equivalents, beginning of period	101,622	85,086
Cash and cash equivalents, end of period	$202,339	$82,945

Notes on Non-GAAP Financial Measures:

These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, purchase price accounting adjustments and charges related to M&A to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers. Management also excludes special charges and gains, such as impairment losses, gains and losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. Brooks currently includes a valuation allowance reserve against U.S. deferred tax assets in its GAAP results. In assessing the appropriate tax rate for non-GAAP results, the Company evaluated the adjustments discussed above and concluded it was appropriate to maintain the valuation allowance reserve in establishing the non-GAAP tax rate. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

	Quarter Ended
	December 31, 2017		September 30, 2017		December 31, 2016
		per diluted		per diluted		per diluted
Dollars in thousands, except per share data	$	share	$	share	$	share
GAAP net income	$16,486	$0.23	$17,386	$0.25	$13,871	$0.20
Adjustments:
Purchase accounting impact on inventory and contracts acquired	1,160	0.02	—	—	70	—
Amortization of intangible assets	5,493	0.08	4,403	0.06	4,058	0.06
Restructuring charges	—	—	563	0.01	975	0.01
Merger costs	613	0.01	3,470	0.05	249	—
Fair value adjustment of equity investment	—	—	—	—	(1,847)	(0.03)
BioCision stub period adjustment	—	—	—	—	203	—
Tax effect of adjustments	(578)	(0.01)	(1,300)	(0.02)	(278)	—
Tax Reform - rate change applied to deferred tax liabilities	(671)	(0.01)	—	—	—	—
Non-GAAP adjusted net income	22,503	0.32	24,522	0.35	17,301	0.25
Stock based compensation, pre-tax	4,809	—	6,197	—	2,498	—
Tax rate	15%	—	13%	—	15%	—
Stock-based compensation, net of tax	4,068	0.06	5,416	0.08	2,123	0.03
Non-GAAP adjusted net income - excluding stock-based compensation	$26,571	$0.37	$29,938	$0.42	$19,424	$0.28

Shares used in computing non-GAAP diluted net income per share	—	70,864	—	70,681	—	69,870

	Quarter Ended
	December 31, 2017		September 30, 2017		December 31, 2016
Dollars in thousands	$	%	$	%	$	%
GAAP gross profit/gross margin percentage	$75,215	39.7%	$74,365	40.9%	$56,943	35.6%
Adjustments:
Amortization of completed technology	904	0.5%	810	0.4%	993	0.6%
Purchase accounting impact on inventory and contracts acquired	1,160	0.6%	—	0.0%	70	0.0%
Non-GAAP adjusted gross profit/gross margin percentage	$77,279	40.8%	$75,175	41.3%	$58,006	36.3%

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016
GAAP net income	$16,486	$17,386	$13,871
Adjustments:
Less: Interest income	(149)	(32)	(68)
Add: Interest expense	2,181	122	96
Add: Income tax provision	2,850	2,240	2,800
Add: Depreciation	3,029	3,096	2,695
Add: Amortization of completed technology	904	810	993
Add: Amortization of customer relationships and acquired intangible assets	4,589	3,593	3,064
Earnings before interest, taxes, depreciation and amortization	$29,890	$27,215	$23,451

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016
Earnings before interest, taxes, depreciation and amortization	$29,890	$27,215	$23,451
Adjustments:
Less: Fair value adjustment of equity method investment	—	—	(1,847)
Add: Stock-based compensation	4,809	6,197	2,498
Add: Restructuring charges	—	563	975
Add: BioCision stub period adjustment	—	—	203
Add: Purchase accounting impact on inventory and contracts acquired	1,160	—	70
Add: Merger costs	613	3,470	249
Adjusted earnings before interest, taxes, depreciation and amortization	$36,472	$37,445	$25,599

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016
GAAP selling, general and administrative expenses	$41,175	$43,565	$31,962
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(4,589)	(3,593)	(3,064)
Less: Merger costs	(613)	(3,470)	(249)
Non-GAAP adjusted selling, general and administrative expenses	$35,973	$36,502	$28,649
Research and development expenses	$13,200	$12,856	$10,845
Non-GAAP adjusted operating expenses	$49,173	$49,358	$39,494

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016
GAAP equity in earnings of equity method investments	$2,180	$2,132	$1,942
Adjustments:
Add: BioCision stub period adjustment	—	—	203
Non-GAAP adjusted equity in earnings of equity method investments	$2,180	$2,132	$2,145

	Brooks Semiconductor Solutions Group			Brooks Life Sciences
	Quarter Ended			Quarter Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016	2017	2017	2016
GAAP gross profit	$59,453	$57,775	$45,468	$15,762	$16,590	$11,475
Adjustments:
Amortization of completed technology	533	627	627	371	183	366
Purchase accounting impact on inventory and contracts acquired	—	—	—	1,160	—	70
Non-GAAP adjusted gross profit	$59,986	$58,402	$46,095	$17,293	$16,773	$11,911

	Brooks Semiconductor Solutions Group			Brooks Life Sciences
	Quarter Ended			Quarter Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016	2017	2017	2016
GAAP gross margin	41.9%	41.9%	35.9%	33.2%	37.8%	34.4%
Adjustments:
Amortization of completed technology	0.4%	0.5%	0.5%	0.8%	0.4%	1.1%
Purchase accounting impact on inventory and contracts acquired	—%	—	—%	2.4%	—%	0.2%
Non-GAAP adjusted gross margin	42.3%	42.3%	36.4%	36.5%	38.2%	35.7%

	Brooks Semiconductor Solutions Group			Brooks Life Sciences			Total Segments
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016	2017	2017	2016	2017	2017	2016
GAAP operating profit	$26,362	$23,154	$17,371	$(140)	$2,160	$112	$26,222	$25,314	$17,483
Adjustments:
Amortization of completed technology	533	627	627	371	183	366	904	810	993
Purchase accounting impact on inventory and contracts acquired	—	—	—	1,160	—	70	1,160	—	70
Non-GAAP adjusted operating profit	$26,895	$23,781	$17,998	$1,391	$2,343	$548	$28,286	$26,124	$18,546

	Total Segments			Corporate			Total
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Dollars in thousands	2017	2017	2016	2017	2017	2016	2017	2017	2016
GAAP operating profit (loss)	$26,222	$25,314	$17,483	$(5,382)	$(7,933)	$(4,322)	$20,840	$17,381	$13,161
Adjustments:
Amortization of completed technology	904	810	993	—	—	—	904	810	993
Amortization of customer relationships and acquired intangible assets	—	—	—	4,589	3,593	3,064	4,589	3,593	3,064
Restructuring charges	—	—	—	—	563	975	—	563	975
Purchase accounting impact on inventory and contracts acquired	1,160	—	70	—	—	—	1,160	—	70
Merger costs	—	—	—	613	3,470	249	613	3,470	249
Non-GAAP adjusted operating profit (loss)	$28,286	$26,124	$18,546	$(180)	$(307)	$(34)	$28,106	$25,817	$18,512